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EXHIBIT 99.1

NEWS	CITY NATIONAL CORPORATION

April 16, 2002

Contacts
Financial/Investors
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

Media
Cary Walker (City National) 213-833-4715

FOR IMMEDIATE RELEASE

City National Corporation Reports Record Net Income of
$44.2 Million and EPS of $0.87 for First Quarter of 2002

Assets Rise to $11 Billion for First Time

EPS Rises 16 Percent Over Year-Ago Comparable Results

LOS ANGELES—City National Corporation (NYSE: CYN), parent company of wholly owned City National Bank, today reported record net income of $44.2 million for the first quarter of 2002 compared with reported net income of $33.6 million for the first quarter of 2001. Net income per diluted common share was $0.87 compared with $0.69 reported for the first quarter of 2001. This year's first-quarter results reflect one month of operations of Civic BanCorp ("Civic") from February 28, 2002, the date of the completion of this acquisition, and the new accounting standard for goodwill, ("New GAAP").

The company's first quarter 2002 net income of $44.2 million was up 20 percent compared to $36.8 million a year earlier, adjusted to exclude the amortization of goodwill from the prior reported period. On the same basis, results were up 5 percent from the fourth quarter of 2001. As a result, net income per diluted common share of $0.87 rose 16 percent from $0.75 in the first quarter a year ago and was 2 percent higher than the $0.85 in the fourth quarter of 2001 on a comparable basis.

Cash net income, which in 2002 only excludes the amortization of core deposit intangibles, was $45.1 million, or $0.89 per diluted common share in the first quarter of 2002 compared with $37.5 million, or $0.77, in the first quarter of 2001.

"Thanks to our talented team of colleagues, our clients and a compelling value proposition as California's premier private and business bank, City National's earnings and assets rose at double-digit year-over-year rates to record levels, driven by healthy growth in real estate and commercial loans," said Chief Executive Officer Russell Goldsmith. "Our average core deposits grew 29 percent over the prior year's quarter, due in part to the acquisition of Civic BanCorp, which has doubled our size in the San Francisco Bay Area, as well as continuing growth in our client base.

"In view of Southern California's strengthening and diverse economy and our ongoing initiatives to expand City National's client base, enhance our private client capabilities, increase our brand recognition, control expenses and safeguard credit quality, we are increasingly optimistic about the year ahead," Mr. Goldsmith added.

RETURN ON ASSETS/RETURN ON EQUITY

The company's return on average assets for the first quarter of 2002 was 1.73 percent, compared with 1.67 percent for the first quarter of 2001 and 1.69 percent for the fourth quarter of 2001 on a pro-forma basis. The return on average shareholders' equity was 18.97 percent, compared with 19.51 percent for the prior-year first quarter and 18.65 percent for the fourth quarter of 2001 on a pro-forma basis.

On a cash basis (which in 2002 only excludes the after-tax impact of nonqualifying core deposit intangibles from average assets and average shareholders' equity), the return on average assets was 1.80 percent and the return on average shareholders' equity was 23.60 percent for the first quarter of 2002, compared with 1.74 percent and 26.21 percent, respectively, for the first quarter of 2001 and 1.75 percent and 23.50 percent, respectively, for the fourth quarter of 2001.

ASSETS

Total average assets reached a record $10.3 billion for the first quarter of 2002, an increase of 16 percent over the $8.9 billion in average assets for the first quarter of 2001 and 5 percent over the $9.8 billion in average assets for the fourth quarter of 2001. Total assets at March 31, 2002 were a record $11.2 billion, compared with $8.9 billion at March 31, 2001 and $10.2 billion at December 31, 2001.

LOANS

Average loans rose to $7.5 billion for the first quarter of 2002, an increase of 14 percent over the prior-year first quarter. This increase was driven primarily by the growth of residential and real estate mortgage loans, as well as commercial loans. Compared with prior-year first-quarter averages, residential first mortgage loans rose 26 percent to $1.6 billion from $1.3 billion and real estate mortgage loans rose 13 percent to $1.7 billion from $1.5 billion. Commercial loans rose 8 percent to $3.4 billion from $3.2 billion.

Total loans at March 31, 2002 reached a record $7.8 billion, compared with $6.5 billion at March 31, 2001, and $7.2 billion at December 31, 2001, increases of 19 percent and 8 percent, respectively. The acquisition of Civic added $373.8 million to total loans at March 31, 2002. Syndicated non-relationship loans were $62.2 million, less than 1 percent of the total loan portfolio, at March 31, 2002, compared with $148.3 million at March 31, 2001 and $86.9 million at December 31, 2001.

Management currently anticipates average loan growth for 2002 will be in the range of 11 percent to 15 percent.

DEPOSITS

Average deposits during the first quarter of 2002 were $7.9 billion, an increase of 17 percent over the first quarter of 2001 and 5 percent over the fourth quarter of 2001. During the first quarter of 2002, average core deposits, which provide a stable source of low-cost funding, rose $1.5 billion to $6.6 billion, an increase of 29 percent over the $5.1 billion in the first quarter of 2001 and 7 percent higher than the $6.2 billion for the fourth quarter of 2001. Average core deposits represented 83 percent of the total average deposit base for the first quarter, up from 76 percent for the prior-year quarter. New clients, and a reduction in the earnings credit on analyzed deposit accounts resulting from lower interest rates, combined with the acquisition of Civic, contributed to the growth of deposits.

Deposits totaled a record $8.7 billion at March 31, 2002, compared with $6.9 billion at March 31, 2001 and $8.1 billion at December 31, 2001, increases of 26 percent and 6 percent, respectively. The acquisition of Civic contributed $469.7 million to deposits at March 31, 2002.

Management expects average year-over-year deposit growth to be in the range of 12 percent to 15 percent for 2002.

NET INTEREST INCOME

Fully taxable-equivalent net interest income for the first quarter of 2002 was $125.4 million, an increase of 16 percent over $108.1 million for the first quarter of 2001. Interest income recovered on nonaccrual and charged-off loans included above was $0.4 million for the first quarter of 2002, compared with $1.6 million for the first quarter of 2001 and $0.7 million for the fourth quarter of 2001. As part of the company's asset liability management strategy, its "plain vanilla" interest rate swaps hedging loans, deposits and borrowings added $7.9 million to net interest income in the first quarter of 2002 compared with $1.0 million in the first quarter of 2001 and $6.5 million for the fourth quarter of 2001.

The fully taxable-equivalent net interest margin for the first quarter of 2002 was 5.34 percent compared with 5.40 percent for the first quarter of 2001 and 5.12 percent for the fourth quarter of 2001. The increase from the fourth quarter was primarily due to a lower cost of funds and a reduced level of average federal funds sold. Interest rates began to decline during the first quarter of 2001, led by the Federal Reserve Board's rate reductions, which totaled 475 basis points for 2001. The Bank's prime rate was 4.75 percent as of March 31, 2002, compared with 8.00 percent a year earlier and 4.75 percent at December 31, 2001.

Although the net interest margin for the first quarter was higher, management expects the net interest margin for 2002 will approximate the net interest margin of 5.26 percent reported for 2001.

NONINTEREST INCOME

Core noninterest income increased 14 percent to $33.6 million for the first quarter of 2002, compared with the $29.5 million for the first quarter of 2001, but was 4 percent below the $34.9 million for the fourth quarter of 2001. Lower income from participating mortgage loans was the primary cause of the $1.3 million decline in core noninterest income from the fourth quarter of 2001.

Assets under administration totaled $18.8 billion at March 31, 2002, including $7.3 billion under management, compared with $17.9 billion and $6.6 billion, respectively, at March 31, 2001, and $18.8 billion and $7.7 billion, respectively, at December 31, 2001. The quarter-over-quarter increase in assets under management was attributable largely to new fully managed investment portfolios as well as growth in the CNI Charter Funds, City National's family of mutual funds. Total assets under management declined from the fourth quarter of 2001 as some clients rebalanced asset allocations of portfolios, extended maturities from money market accounts to achieve higher yields, or maintained funds as bank deposits to pay for services. Managed money market funds were down $0.6 billion from December 31, 2001 while all other managed funds were up $0.2 billion. As a result, trust and investment fee revenue was higher quarter-over-quarter but declined from the fourth quarter of 2001.

Cash management and deposit transaction fees increased quarter-over-quarter as the result of strong growth in deposits, including those added by the Civic acquisition, higher sales of new online cash management products, and continuing reductions in the earnings credit on analyzed deposit accounts resulting from lower interest rates.

Gains on the sale of assets and securities for the first quarter of 2002 were $2.4 million compared with $1.7 million for the same period a year ago, and $1.0 million for the fourth quarter of 2001. First-

quarter results included a $2.0 million gain on the sale of a piece of ORE, which had been fully written off, partially offset by a $0.5 million mark-to-market loss on loans available-for-sale.

Noninterest income for the first quarters of both 2002 and 2001 was 23 percent of total revenues.

Management expects growth in noninterest income to range from 7 percent to 10 percent for 2002. Last year, the acquisition of Reed, Conner & Birdwell accounted for approximately one- quarter of the 21 percent increase in noninterest income reported for the year. In addition, management expects that a more stable interest rate environment will result in a reduction in the growth rate of cash management and deposit transaction fees for the remainder of 2002.

NONINTEREST EXPENSE

After excluding amortization of goodwill from prior reported periods, noninterest expense of $78.8 million for the first quarter of 2002 was up 7 percent from $73.4 million for the first quarter of 2001. The quarter-over-quarter increase was primarily the result of the company's growth, including the acquisition of Civic and costs associated with additional colleagues. Expenses between the first quarter of 2002 and the fourth quarter of 2001 on a comparable basis were essentially flat, excluding the $1.3 million in Civic integration expenses in the first quarter of 2002.

The company's cash efficiency ratio for the first quarter of 2002 improved to 47.95 percent from 52.01 percent for the first quarter of 2001. The improvement over the prior year was driven by both increased revenues and the company's ongoing efforts to improve efficiency and productivity.

Excluding the amortization of goodwill in 2001, management currently anticipates that 2002 noninterest expense will increase 7 percent to 10 percent over the prior year with the acquisition of Civic accounting for a significant amount of the increase.

INCOME TAXES

The effective tax rate for the first quarter was 34.8 percent, compared with 35.5 percent for the first quarter of 2001. A Form N-8F seeking de-registration of the company's registered investment company has been filed, and management currently expects that de-registration will become effective by the end of May. As a result, the company did not reflect any tax benefit in the first quarter of 2002 from its registered investment company. Despite this higher effective tax rate in the first quarter, management currently anticipates the company's effective tax rate for 2002 will fall within a range of 32 percent to 34 percent due to the anticipated impact of revised business and tax-planning strategies.

CREDIT QUALITY

Net loan charge-offs were $7.0 million and $8.2 million for the first quarters of 2002 and 2001, respectively, and $5.4 million for the fourth quarter of 2001. First-quarter charge-offs included $6.5 million for one loan to a borrower in the telecommunications industry. The remaining $3.3 million balance of this loan is classified as "nonaccrual" and is considered impaired with an allocated allowance for credit losses of $1.0 million. As an annualized percentage of average loans, net charge-offs were 0.38 percent, 0.51 percent and 0.30 percent for the first quarters of 2002 and 2001 and the fourth quarter of 2001, respectively.

Total nonperforming assets (nonaccrual loans and ORE) were $50.6 million, or 0.65 percent of total loans and ORE, at March 31, 2002, compared with $53.8 million, or 0.83 percent, at March 31, 2001 and $38.6 million, or 0.54 percent, at December 31, 2001. Three syndicated non-relationship loans on nonaccrual status totaled $6.5 million at March 31, 2002 and $5.9 million at December 31, 2001. From year-end 2001, nonperforming assets increased due to the $3.3 million loan balance referred to earlier, another loan for $7.3 million in the telecommunications industry, and $3.5 million in loans acquired from Civic.

The company recorded a provision for credit losses of $11.0 million for the first quarter of 2002, compared with $7.5 million for the same period in 2001. The provision for credit losses in the fourth quarter of 2001 was $11.0 million. The provision for credit losses this quarter primarily reflects growth of the loan portfolio and the levels of net loan charge-offs and nonaccrual loans. Additional factors affecting the provision include changes in the economic environment during this period, as well as management's ongoing assessment of the credit quality of the portfolio.

The allowance for credit losses at March 31, 2002 totaled $155.7 million including $8.8 million from the Civic acquisition, or 2.01 percent of outstanding loans. This compares with an allowance of $134.7 million, or 2.07 at March 31, 2001, and an allowance of $142.9 million, or 2.00 percent at December 31, 2001. The allowance for credit losses as a percentage of nonaccrual loans was 310 percent at March 31, 2002, compared with 256 percent at March 31, 2001 and 370 percent at December 31, 2001. Management believes the allowance for credit losses is adequate to cover risks in the portfolio at March 31, 2002.

The provision for credit losses to be taken in 2002 will reflect management's assessment of the above factors, as well as changes in the economic environment during this period. Based on its current assessment, management continues to anticipate that a provision for credit losses for all of 2002 could fall within the $35.0 million to $50.0 million range.

OUTLOOK

All guidance in this release has been reviewed and, except for guidance on the net interest margin, the provision for credit losses and income taxes, has been increased primarily for the effect of the Civic acquisition. Excluding the impact of the amortization of goodwill for 2001 with no tax effect, management has increased its expectations for 2002 and now expects net income per diluted common share to be approximately 8 percent to 11 percent higher than pro-forma net income per diluted common share for 2001.

As announced separately today, the retirement of Chief Credit Officer, Robert A. Moore will become effective April 30, 2002. Robert Patterson, member of the Executive Committee, Co-Chair of the Bank's Credit Quality Initiative, and longstanding member of the Bank's Credit Planning and Executive Loan committees will serve as interim Chief Credit Officer. Mr. Patterson has been with City National since 1989 and has senior credit management experience during a banking career spanning over 30 years. City National has an active recruitment program in process to select a new Chief Credit Officer, and expects to name a successor by the end of this year.

CAPITAL LEVELS

Total risk-based capital and Tier 1 risk-based capital ratios at March 31, 2002 were 13.66 percent and 9.17 percent, compared with the minimum "well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio of 7.41 percent exceeded the regulatory minimum of 4 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at December 31, 2001 were 14.08 percent, 9.32 percent and 7.26 percent, respectively.

STOCK REPURCHASE

Under the October 26, 2000 stock buyback program of 1 million shares, 348,700 shares have been repurchased at an average price of $34.10 per share. There were no shares repurchased during the first quarter of 2002. The shares purchased under the buyback program have been reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were no treasury shares at March 31, 2002.

ABOUT CITY NATIONAL

City National Corporation has $11.2 billion in total assets. Its stock is traded on the New York Stock Exchange under the symbol "CYN." The company's wholly owned subsidiary, City National Bank, is California's Premier Private and Business BankSM providing banking, trust and investment services through offices in 11 California counties: Alameda, Contra Costa, Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo, Santa Clara and Ventura.

This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) economic uncertainty created by the most recent terrorist attacks on the United States and unrest in other parts of the world, (2) economic uncertainty created by the military, diplomatic and humanitarian actions of the United States and allied nations in Afghanistan in response to the terrorists acts, (3) the prospect of additional terrorist acts within the United States and the uncertain effect of these events on our national and regional economies, (4) changes in interest rates, (5) significant changes in banking laws or regulations, (6) increased competition in the company's market, (7) higher-than-expected credit losses, (8) the effect of acquisitions and integration of acquired businesses, and (9) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Decreased capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company's Annual Report on Form 10-K for the year-ended December 31, 2001, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the "Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

Earnings Release
April 16, 2002

CITY NATIONAL CORPORATION

CONSOLIDATED BALANCE SHEET
(unaudited)
(Dollars in thousands, except per share amount)

	March 31,
	2002	2001	% Change
Assets
Cash and due from banks	$426,846	$423,366	1
Federal funds sold	484,000	—	N/M
Securities	2,064,949	1,567,734	32
Loans (net of allowance for credit losses of $155,657 and $134,727)	7,596,367	6,370,363	19
Other assets	645,187	572,340	13

Total assets	$11,217,349	$8,933,803	26

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$3,690,225	$2,956,454	25
Interest-bearing deposits	4,966,999	3,914,363	27

Total deposits	8,657,224	6,870,817	26
Federal funds purchased and securities sold under repurchase agreements	179,140	230,844	(22)
Other short-term borrowed funds	793,625	663,125	20
Subordinated debt	267,449	130,879	104
Other long-term debt	194,389	144,177	35
Other liabilities	126,519	109,178	16

Total liabilities	10,218,346	8,149,020	25
Shareholders' equity	999,003	784,783	27

Total liabilities and shareholders' equity	$11,217,349	$8,933,803	26

Book value per share	$20.11	$16.46	22
Number of shares at period end	49,681,899	47,674,170	4

Earnings Release
April 16, 2002

CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(Dollars in thousands, except per share amount)

	For the three months ended March 31,
	2002	2001	% Change
Interest income	$148,358	$164,192	(10)
Interest expense	(26,663)	(59,275)	(55)

Net interest income	121,695	104,917	16
Provision for credit losses	(11,000)	(7,500)	47

Net interest income after provision for credit losses	110,695	97,417	14
Noninterest income	35,943	31,261	15
Noninterest expense	(78,773)	(76,604)	3

Income before taxes	67,865	52,074	30
Income taxes	(23,629)	(18,483)	28

Net income	44,236	33,591	32
Amortization of goodwill	—	3,206	(100)

Net income—new GAAP	$44,236	$36,797	20

Net income—new GAAP per share, diluted	$0.87	$0.75	16

Net income per share, basic	$0.91	$0.70	30

Net income per share, diluted	$0.87	$0.69	26

Dividends paid per share	$0.20	$0.19	5

Cash net income	$45,115	$37,532	20

Cash net income per share, basic	$0.93	$0.79	18

Cash net income per share, diluted	$0.89	$0.77	16

Shares used to compute per share net income, basic	48,690,024	47,683,205
Shares used to compute per share net income, diluted	50,803,046	48,834,775

Earnings Release
April 16, 2002

CITY NATIONAL CORPORATION

SELECTED FINANCIAL INFORMATION
(unaudited)
(Dollars in thousands)

	March 31,
	2002	2001	% Change
Period end
Loans
Commercial	$3,548,545	$3,088,211	15
Residential first mortgage	1,679,969	1,288,132	30
Real estate mortgage	1,840,060	1,616,188	14
Real estate construction	606,768	437,431	39
Installment	76,682	75,128	2

Total loans	$7,752,024	$6,505,090	19

Deposits
Noninterest-bearing	$3,690,225	$2,956,454	25
Interest-bearing, core	3,628,298	2,361,811	54

Total core deposits	7,318,523	5,318,265	38
Time deposits—$100,000 and over	1,338,701	1,552,552	(14)

Total deposits	$8,657,224	$6,870,817	26

Credit Quality
Nonaccrual loans and ORE
Nonaccrual loans	$50,136	$52,729	(5)
ORE	505	1,094	(54)

Total nonaccrual loans and ORE	$50,641	$53,823	(6)

Total nonaccrual loans and ORE to total loans and ORE	0.65	0.83	(22)
Loans past due 90 days or more on accrual status	$2,631	$8,847	(70)

Restructured loans on accrual status	$—	$1,358	(100)

	For the three months ended March 31,
	2002	2001	% Change
Allowance for Credit Losses
Beginning balance	$142,862	$135,435	5
Additions from acquisition	8,787	—	N/M
Provision for credit losses	11,000	7,500	47
Charge-offs	(9,296)	(12,084)	(23)
Recoveries	2,304	3,876	(41)

Net charge-offs	(6,992)	(8,208)	(15)

Ending Balance	$155,657	$134,727	16

Total net charge-offs to average loans (annualized)	(0.38)	(0.51)	(25)
Allowance for credit losses to total loans	2.01	2.07	(3)
Allowance for credit losses to nonaccrual loans	310.47	255.51	22

Earnings Release
April 16, 2002

CITY NATIONAL CORPORATION

SELECTED FINANCIAL INFORMATION
(unaudited)
(Dollars in thousands)

	For the three months ended March 31,
	2002	2001	% Change
Average Balances
Loans
Commercial	$3,432,475	$3,167,150	8
Residential first mortgage	1,633,024	1,291,176	26
Real estate mortgage	1,717,838	1,521,113	13
Real estate construction	610,878	469,052	30
Installment	71,215	73,223	(3)

Total loans	$7,465,430	$6,521,714	14

Securities	$1,924,543	$1,557,039	24
Interest-earning assets	9,519,670	8,116,541	17
Assets	10,344,129	8,920,281	16
Core deposits	6,600,710	5,131,990	29
Deposits	7,933,481	6,786,666	17
Shareholders' equity	945,778	764,712	24
Noninterest income
Trust and investment fee revenue	$14,274	$13,673	4
Cash management and deposit transaction fees	10,369	6,548	58
International services	3,791	3,559	7
Bank owned life insurance	673	724	(7)
Other	4,469	5,023	(11)

Subtotal—core	33,576	29,527	14
Gain on sale of loans and assets	1,679	757	122
Gain on sale of securities	688	977	(30)

Total	$35,943	$31,261	15

Noninterest expense
Salaries and employee benefits	$47,470	$42,774	11

All Other
Net occupancy of premises	6,180	6,344	(3)
Professional	5,229	5,764	(9)
Information services	4,360	3,829	14
Depreciation	3,392	3,337	2
Marketing and advertising	2,788	2,581	8
Office services	2,098	2,210	(5)
Amortization of core deposit intangibles	1,515	1,405	8
Amortization of goodwill	—	3,206	(100)
Acquisition integration	1,300	—	NM
Equipment	482	496	(3)
Other operating	3,959	4,658	(15)

Total all other	31,303	33,830	(7)

Total	78,773	76,604	3
Less amortization of goodwill	—	(3,206)	(100)

Adjusted total	$78,773	$73,398	7

Selected Ratios
For the Period
Return on average assets—new GAAP	1.73%	1.67%	4
Return on average shareholders' equity — new GAAP	18.97	19.51	(3)
Return on average assets	1.73	1.53	13
Return on average shareholders' equity	18.97	17.81	7
Net interest margin	5.34	5.40	(1)
Efficiency ratio—new GAAP	48.89	53.02	(8)
Efficiency ratio	48.89	55.32	(12)
Dividend payout ratio	21.27	26.22	(19)
Cash return on average assets	1.80	1.74	3
Cash return on average shareholders' equity	23.60	26.21	(10)
Cash efficiency ratio	47.95	52.01	(8)
Period End
Tier 1 risk-based capital ratio	9.17	8.33	10
Total risk-based capital ratio	13.66	11.35	20
Tier 1 leverage ratio	7.41	6.71	10
(Released to Business Wire this date)

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  EXHIBIT 99.1
CONSOLIDATED BALANCE SHEET (unaudited) (Dollars in thousands, except per share amount)
CONSOLIDATED STATEMENT OF INCOME (unaudited) (Dollars in thousands, except per share amount)
SELECTED FINANCIAL INFORMATION (unaudited) (Dollars in thousands)
SELECTED FINANCIAL INFORMATION (unaudited) (Dollars in thousands)